-----------------------------
                                                            OMB APPROVAL
                                                   -----------------------------
                                                   OMB NUMBER:  3235-0145
                                                   EXPIRES:  OCTOBER 31, 1994
                                                   ESTIMATED AVERAGE BURDEN
                                                   HOURS PER RESPONSE. . .14.90


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                             (Amendment No. ______)*



                 Northern Technologies International Corporation
                                (Name of Issuer)

                     Common Stock, par value $.02 par value
                         (Title of Class of Securities)

                                   665809 10 9
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [X]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




-------------------------------------------------------------------------------
CUSIP No.  665809 10 9                                PAGE       OF       PAGES
           -----------                                    -------  -------
-------------------------------------------------------------------------------

                                       13G


-------------- ----------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       Herman Lee
-------------- ----------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) [ ]
                                                                      (b) [ ]

-------------- ----------------------------------------------------------------
      3        SEC USE ONLY


-------------- ----------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                       United States of America
-------------------------------------------------------------------------------
                               5       SOLE VOTING POWER
       NUMBER OF
        SHARES                           372,545
     BENEFICIALLY
       OWNED BY           ------------ ----------------------------------------
         EACH                  6       SHARED VOTING POWER
       REPORTING
        PERSON                           - 0 -
         WITH             ------------ ----------------------------------------
                               7       SOLE DISPOSITIVE POWER

                                         372,545
                          ------------ ----------------------------------------
                               8       SHARED DISPOSITIVE POWER

                                         - 0 -
-------------- ----------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       372,545
-------------- ----------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*

-------------- ----------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                   8.6%(1)
-------------- ----------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

                       IN
-------------- ----------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)  As of June 27, 1994



Item 1 (a)        Name of Issuer
                  Northern Technologies International Corporation
                  (formerly Northern Instruments Corporation)


Item 1(b)         Address of Issuer's Principal Executive Offices
                  6680 North Highway 49
                  Lino Lakes, MN  55014


Item 2 (a)        Name of Person Filing
                  Herman Lee


Item 2 (b)        Address of Principal Business Office, or, if none,
                  Residence RR 1 Box 55
                  Borup, Minnesota 56519


Item 2 (c)        Citizenship
                  United States of America


Item 2 (d)        Title of Class of Securities
                  Common Stock, par value $.02 per share


Item 2 (e)        CUSIP Number
                  665809 10 9

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
                  Not applicable.

Item 4            Ownership
                  (a) Amount Beneficially owned:
                           372,545
                  (b) Percent of Class:
                           8.6%
                  (c) Number of shares as to which such person has:
                           (i)      Sole power to vote or to direct the vote:
                                            372,545
                           (ii)     Shared power to vote or to direct the vote:
                                            - 0 -
                           (iii) Sole power to dispose or to direct the disposition of:
                                            372,545
                           (iv) Shared power to dispose or to direct the disposition of:
                                            - 0 -

Item 5   Ownership of Five Percent or Less of a Class
                           Not applicable


Item 6   Ownership of More than Five Percent on Behalf of Another Person
                           Not applicable


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
                           Not applicable


Item 8   Identification and Classification of Members of the Group
                           Not applicable


Item 9   Notice of Dissolution of Group
                           Not applicable


Item 10  Certification
                           Not applicable



Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


    7-11-94     , 1994
----------------------
Date


/s/ Herman Lee
----------------------
Signature

Director
----------------------
Name/Title